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MEC                                          [LOGO]

                                     THE MARYLAND JOCKEY CLUB
                                     P.O. Box 130
                                     Laurel, Maryland 20725


                                   EXHIBIT 99

FOR IMMEDIATE RELEASE

                    DE FRANCIS FAMILY AND MAGNA ENTERTAINMENT
                        FORM ALLIANCE FOR MARYLAND RACING


       July 15, 2002, Baltimore, MD......The Maryland Jockey Club and Magna
Entertainment Corp. ("Magna Entertainment") (NASDAQ: MIEC; TSE: MIE.A, MEH) today announced the creation of an alliance designed to raise the level of Maryland thoroughbred racing to new heights.

       Under the terms of agreements signed today, Magna Entertainment and the De Francis family (Joseph De Francis and his sister Karin De Francis) have formed an alliance to own and operate Pimlico Race Course and Laurel Park, which are operated under the trade name "Maryland Jockey Club" ("MJC"). The closing of the transaction is expected to occur in the fall of 2002, subject to regulatory approvals and legislative review.

       Upon closing, Magna Entertainment and the De Francis family will share the ownership of the MJC in a manner designed to maximize the benefits that each can bring to Maryland racing. The day-to-day management of the MJC will remain in the hands of Joseph De Francis and his management team while Maryland racing will benefit from becoming an important part of Magna Entertainment's expanding network of major North American racetracks.

       Joseph De Francis will continue as President and Chief Executive Officer of the MJC with full authority and responsibility for MJC operations, subject to the normal corporate oversight of the Boards of Directors of Pimlico and Laurel, on which Joseph and Karin De Francis will continue to serve. Karin De Francis will continue as an Executive Vice President of the MJC, focusing her primary attention and energies on the operation, management and growth of the Preakness Stakes, the MJC's most valuable asset, as well as continuing to supervise other important aspects of MJC operations. Joseph De Francis will also be proposed for election to the Magna Entertainment Board of Directors.

       The following represents certain combined financial information of MJC for the year ended December 31, 2001 (all amounts are in US dollars):


       Live on-track handle bet at MJC sites:               $  95 million
       Import handle bet at MJC sites:                        388 million
       Export handle bet on MJC races:                        424 million
                                                            -----
       Total handle:                                        $ 907 million
                                                            =====

       Revenues:                                            $ 111 million

       Earnings Before Interest, Taxes,
        Depreciation and Amortization
        (EBITDA) - adjusted for estimated
         non-recurring income and costs:                    $   9 million
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       Under the agreements, Magna Entertainment will be purchasing a 51% equity and voting interest in The Maryland Jockey Club of Baltimore City, Inc., the owner of Pimlico Race Course, from LUK-Flats LLC, Martin Jacobs, Karin De
Francis and Joseph De Francis. Laurel Park is owned by Laurel Racing Association Limited Partnership ("LRALP"). Under the agreements, Magna Entertainment will be purchasing a 51% voting interest and a 58% equity interest on a fully diluted basis in Laurel Racing Assoc., Inc. (the general partner and manager of LRALP) from LUK-Flats LLC and Martin Jacobs, and the entire limited partner interest in LRALP from the Laurel Guida Group. Each of Laurel Racing Assoc., Inc., as general partner of LRALP, and the limited partner of LRALP is entitled to 50% of the profits or losses of LRALP so Magna Entertainment's acquisition will give it a 79% economic interest in LRALP. All of these interests are being acquired for an aggregate of approximately $50.6 million in cash, subject to normal closing adjustments of which approximately $49 million will be paid to LUK-Flats LLC, Martin Jacobs and the Laurel Guida Group to acquire the entire ownership interests presently held by them.

       In addition, LUK-Flats LLC, Martin Jacobs, the Laurel Guida Group, the De Francis family and the MJC have agreed to form a joint venture to pursue the feasibility of various development and other business opportunities in Maryland, including the potential development and management of gaming ventures (if authorized by state law).

       After closing, Joseph and Karin De Francis will retain a 49% equity and voting interest in The Maryland Jockey Club of Baltimore City, Inc. and a 49% voting interest and a 42% equity interest on a fully diluted basis in Laurel Racing Assoc., Inc. with an option to acquire an additional 7% equity interest for a total of a 49% equity interest. Magna Entertainment has agreed to purchase options from Joseph and Karin De Francis to buy those equity and voting interests (including the De Francis family's option to increase its equity stake in Laurel Racing Assoc., Inc.) at any time in the period starting 48 months after the closing and terminating 60 months after the closing, and has granted Joseph and Karin De Francis the right to sell such interests to Magna Entertainment at any time during the first five years after the closing. In exchange for its options, Magna Entertainment has agreed to pay $9.2 million on closing to each of Joseph and Karin De Francis, and an additional total of approximately $18.3 million on exercise of the options, subject to an interest adjustment.

       These transactions reflect an enterprise value for MJC of approximately $117.5 million, of which approximately $30.2 million is represented by debt. The assets of MJC include substantial real estate in excess of MJC's needs for horseracing.

       Frank Stronach, Chairman of Magna Entertainment, said, "The acquisition of a majority interest in Pimlico Race Course and Laurel Park will mark an important milestone in our strategic program of growing Magna Entertainment's racing operations throughout North America. We are excited about the future prospects of Maryland racing and look forward to working closely with the De Francis family. I also look forward to welcoming Joe to the Magna Entertainment Board of Directors."

       According to Jim McAlpine, President and Chief Executive Officer of Magna Entertainment, "We are pleased to have the opportunity to invest in Maryland racing. Joe and Karin have put together a great management team. We look forward to supporting Joe and Karin and their team as they work with the Maryland horsemen to expand and grow Maryland racing. We are proud that the Preakness will be a part of the Magna Entertainment family. This Triple Crown race and Maryland horseracing are important symbols of our industry and we look forward to being part of the excitement and tradition they bring to the sport."

       Joseph De Francis believes, "The combination of Magna Entertainment together with our family's strong local ties will create a dynamic alliance that gives Maryland racing an unparalleled chance to succeed in these intensely competitive times. We are honored to have the opportunity to work with Magna Entertainment and their outstanding leadership team."

       Karin De Francis said, "Magna Entertainment's business philosophy dovetails with our goals of growing and expanding the Preakness, Maryland's largest and most prestigious annual sporting event. We could not be happier with Magna Entertainment's investment in the MJC."

About Magna Entertainment
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       Magna Entertainment is the leading owner and operator of thoroughbred racetracks in the United States, based on revenue, and a leading supplier, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. Magna Entertainment operates 10 racetracks across the country, as well as the simulcast wagering venues at those tracks. In addition, Magna Entertainment operates a number of off-track betting facilities and a national account wagering business called XpressBet(TM).

       Among the racetracks Magna Entertainment operates are some of the world's most prestigious tracks - Santa Anita Park in Arcadia (near Los Angeles), Gulfstream Park in Hallandale (near Miami), and Golden Gate Fields and Bay Meadows near San Francisco. Magna Entertainment has also contracted to purchase Lone Star Park at Grand Prairie in the Dallas/Ft. Worth Metroplex, and Flamboro Downs, a harness racetrack located near Hamilton, Ontario, 45 miles west of Toronto, Canada, in each case subject to regulatory approvals.

       In fiscal year 2001, Magna Entertainment had revenues of $519.1 million and net income of $13.5 million. In the first quarter of 2002, Magna Entertainment recorded revenues of $248.8 million and net income of $18.6 million.

About The Maryland Jockey Club

       The Maryland Jockey Club is the oldest sporting organization in North America, established in 1743. It owns and operates Maryland's two major thoroughbred tracks, Pimlico Race Course in Baltimore - the home of the Preakness Stakes, the middle jewel in thoroughbred racing's Triple Crown - and Laurel Park, located in Laurel, Md., midway between Baltimore and Washington, D.C. MJC runs 220 live thoroughbred racing dates a year at Pimlico and Laurel.

       Through ownership of the Maryland-Virginia Racing Circuit, Inc., MJC manages Colonial Downs in New Kent, Va., and its network of OTB facilities in Virginia. Colonial Downs is Virginia's only major horse racing facility and runs approximately 26 days of live thoroughbred racing in the summer when live racing is not conducted at Pimlico or Laurel.

       MJC also owns and operates the Bowie Training Center in Bowie, Md., and manages a network of three OTB facilities in Maryland.

       This year's Preakness drew the second largest crowd in the track's 132-year history - 101,138 - despite cold and inclement morning weather. Television coverage of the Preakness on NBC Sports drew the highest rating since 1990. The day's handle from all sources topped $71 million, a 14 percent increase over last year.

       CIBC World Markets acted as financial advisor to the De Francis family and the other present stockholders in connection with the transaction.

For more information contact:

Graham Orr                                  Karin De Francis
Executive Vice-President                    Executive Vice-President
& Chief Financial Officer                   Maryland Jockey Club
Magna Entertainment Corp.                   410-578-4453
905-726-7099
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Media Advisory

BALTIMORE, MD - The De Francis family and Magna Entertainment Corp. ("Magna Entertainment") (NASDAQ: MIEC; TSE: MIE.A, MEH) will hold a joint news conference Monday, July 15 (today) at 1:30 p.m. at Pimlico Race Course to announce they have formed an alliance to own and operate Pimlico Race Course and Laurel Park, which are operated under the trade name `Maryland Jockey Club'.

The news conference will be held in the Sports Palace on the 3rd floor of the Pimlico Clubhouse at Hayward and Winner Avenues.

For further information: The Maryland Jockey Club - Karin De Francis, Executive Vice-President, (410) 578-4453. Magna Entertainment Corp. - Graham Orr, Executive Vice-President & Chief Financial Officer, (905) 726-7099.